Exhibit 21

SUBSIDIARIES OF ASIA8, INC.


Asia8, Inc.
WWA Group, Inc.
40% owned
World Wide Auctioneers, Ltd.
100% owned
Crown Diamond Holdings, Ltd.
100% owned
Marena Industries, Ltd.
35% owned
Power Track Projects, FZE
100% owned